July 8, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.20549

Ladies and Gentlemen:

We were previously principal accountants for FFTW Funds, Inc. (the “Fund”) and, under the date of February 28, 2005, we reported on the financial statements and financial highlights of the Fund for the two years ended December 31, 2004 and the periods indicated in the December 31, 2004 annual report. On July 8, 2005, we declined to stand for reelection.  We have read the Fund’s statements included under Item 77K of its Form N-SAR dated, August 29, 2005, and we agree with such statements.

Very truly yours,

KPMG LLP

New York, New York